VOYAGER ENTERTAINMENT INTERNATIONAL
                       RECEIVES INTERIM LINE OF CREDIT

LAS VEGAS -(BUSINESS WIRE)-November 19, 2002-Voyager Entertainment International, Inc., (OTC:BB-VEII) an entertainment/development company, today announced that it had entered into an agreement with a non-affiliated individual for a secured line of credit in an amount not to exceed $2.5 million. An initial $500,000 has been received by VEII and will be used primarily towards costs associated with the finalization of a credit enhancement needed for the $100,000,000 securitization financing being structured by Residential Resources Inc., which funds are earmarked for the construction of the Voyager attraction on the Las Vegas Strip.

"We are extremely excited about the timing and availability of the line of credit. This new financial flexibility will allow us to focus our efforts on concluding the Residential Resources financing, which when completed will enable us to commence construction of our Voyager attraction in Las Vegas," stated Richard Hannigan, president of VEII.

Previously, VEII had announced an agreement with Technology Capital & Markets, Inc. (TCM), whereby TCM was to provide VEII with $5 million in bridge funding. However, before such interim financing was obtained, TCM introduced VEII to Residential Resources, which lead to our current capital securitization commitment. TCM will continue its efforts towards assisting VEII in completing any additional funding for future projects.

About the Line of Credit

VEII has entered into a loan and security agreement with an individual that is to provide a credit facility to VEII in the form of a secured line of credit not to exceed $2.5 million. The line of credit is secured by all of the assets of VEII and its subsidiaries. An initial $500,000 has been released under the line of credit, with the additional $2 million conditioned upon (i) written verification to the reasonable satisfaction of the lender from the credit enhancement provider that the Credit Enhancement has been received by Residential Resources; and (ii) written verification to the reasonable satisfaction of Lender that VEII has made application to receive the requisite approvals, permits, variances, zoning and other permissions have or will be received from the applicable governmental agencies of Clark County, State of Nevada for the construction of the Voyager Project.

Amounts borrowed pursuant to the line of credit shall be repaid upon the earlier of: (i) on or before February 15, 2003; (ii) when the development financing has been fully funded by Residential Resources for VEII; or (iii) when sufficient funding of development financing has been secured so the escrow funds can be released to VEII.

Interest due on the line of credit shall directly match the amount of principal borrowed by VEII and will be payable concurrent with the terms outlined above. In addition, as further consideration for line of credit VEII issued the lender 300,000 shares of restricted common stock concurrent with the initial $500,000 draw and will issue the lender an additional 1,200,000 restricted shares if and when another disbursement is available to VEII under the terms of the line of credit. Further, the lender was granted an assignable contract for the development of communication technologies for the Voyager Project in an amount of not less than $250,000 and an assignable right of first refusal for the subcontracting underground utilities work for the Voyager Project at market rates.

In conjunction with the receipt of the line of credit, VEII agreed to remunerate two finders instrumental in introducing VEII to the lender. VEII issued the finders an initial 350,000 shares of restricted common stock and will be obligated to issue an additional 1,400,000 restricted shares if and when another disbursement is available to VEII under the terms of the line of credit. Concurrent with the repayment of all funds due under the line of credit, VEII will also compensate one of the finders with a cash payment of $100,000.

About Residential Resources, Inc.

Residential Resources, Inc. is an Investment Banking firm specializing in providing financing for residential and commercial real estate portfolios and projects through securitization.

Residential Resources is to act as Voyager's exclusive agent in selling or hypothecating certain assets of Voyager, the proceeds of which will be utilized to finance the construction of Voyager's entertainment attraction in Las Vegas, Nevada. The transaction with RRI is primarily a financing transaction which is conditional upon RRI being able to effectuate the 100 Million Dollar securitization through the sale of bonds, utilizing the Company's product/assets as collateral.

About Voyager Entertainment International, Inc.

Voyager is an entertainment development company that anticipates constructing the "World's Largest and Tallest Observation (Ferris) Wheel." The 560-foot tall high-tech attraction will have, on completion, the capacity of 7,000,000 guests per year with the average individual ride ticket of $18.00. Each wheel consists of 36 sky cruisers seating 16 passengers and making a complete revolution ("the ride") every 27 minutes. Each Sky Cruiser consists of its own galley and lavatory to achieve the maximum comfort and safety for its passengers. Additional information about Voyager is available at its website, www.voyager-ent.com.

SEC Reports: Readers, investors and security holders are urged to read VEII's 8-K current report, which further describes the transactions referenced above and includes copies of the agreements referenced herein. You may obtain a free copy of the 8-K and VEII's other reports at the Commission's web site at www.sec.gov.

Forward-Looking Statements: Except for historical information, the matters discussed in this press release contain forward-looking statements, which involve certain risks and uncertainties that could cause actual results to differ, including activities, events or developments that the Company expects, believes or anticipates will or may occur in the future. A number of such statements are subject to assumptions, risks and uncertainties that could cause actual results to differ from those indicated in the forward-looking statements, including, but not limited to: any perceived or actual benefits of the line of credit, the completion of the credit enhancement, when or if the Residential Resources transaction will close, the ability of the Company to receive any additional funds from the line of credit, the ability of Residential Resources to assist the Company in selling or hypothecating its assets, approval of the Company's Voyager project by Clark County authorities, the ability of the Company to develop its project, competitive environment within the entertainment industry, the Company's ability to successfully market its project, the ability of the Company to repay debt in its current financial situation, the ability of the Company to meet its development and financial projections, and general economic conditions. Readers are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. The Company undertakes no obligation to publicly update or revise forward-looking statements whether as a result of new information or otherwise.